Exhibit 99.1

NEWS RELEASE

Contact:	Cynthia Skoglund	(714) 773-7620
Manager, Investor Relations

Beckman Coulter Updates 2008 Outlook

Provides Preliminary 2009 Outlook

ORANGE COUNTY, California, December 16, 2008 – Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, reaffirms 2008 outlook and provides preliminary 2009 financial outlook.

Scott Garrett, chairman, president and chief executive officer, said, “Despite broader economic uncertainties, we remain confident about achieving 2008 outlook and committed to double-digit earnings growth in 2009. While no company is fully insulated from vulnerable and volatile world markets, we expect our stable installed base to yield solid growth of recurring revenue and an intensified focus on operating excellence to drive achievement of our EPS objectives”.

2008 Outlook

The company estimates that, based on current exchange rates, full year 2008 revenue should increase by about 12%. Operating margins are anticipated to be on par with prior year results, between 11.5% and 12%. Non operating expense should be about $48 million. Therefore, earnings per share expectations remain in the $3.55 to $3.65 range, with a tax rate of 26 to 27%.

2009 Preliminary Outlook

Full year 2009 revenue is expected to grow approximately 5% on a constant currency basis, driven by a continued steady trend in recurring revenue growth. Recurring revenue, which accounts for nearly 80% of total revenue, is anticipated to continue to grow approximately 7% in constant currency. Cash instrument sales should be flat to slightly down against unusually high sales levels in 2008. The company has implemented a zero overhead growth policy to control expenses. The shift in mix toward higher margin recurring revenue and a conservative approach toward spending should allow the company to achieve its 2009 earnings per share growth objective of 10%. The tax rate should be comparable to 2008.

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Investor Event

As previously announced, the Company will host its Annual Business Review in New York City, New York, on Tuesday, December 16, 2008, from 9:15 a.m. to 12:00 p.m. (ET). The live webcast of Beckman Coulter’s Annual Business Review can be accessed by visiting their website at http://www.beckmancoulter.com. To access the webcast select “go to IR” under “Investor Relations” and find the event listed under “What’s Ahead.” The webcast will be archived on the company’s website for future on-demand replay.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent more than 78% of the company’s 2007 revenue of $2.76 billion. For more information, visit www.beckmancoulter.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” “should,” “likely,” “might,” or the negative thereof or comparable terminology, and may include without limitation information regarding the company’s expectations, goals or intentions regarding the future, including without limitation statements regarding the company’s anticipated total and recurring revenue growth, operating margins, expenses, cash instrument sales and mix cash instrument sales and recurring revenue, tax rate, and total and recurring revenue growth. The outlook provided is based on fiscal year ended 2007 and the three and nine months ended September 30, 2008 adjusted results and does not include special items that have or may occur in 2008 or 2009.

Forward-looking statements included in this press release involve certain risks and uncertainties and are based on management’s current expectations, estimates, forecasts and projections about the Company and are subject to risks and uncertainties, some of which may be beyond the Company’s control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, market demand for the Company’s new and existing products and its ability to increase revenues; the Company’s ability to maintain operating expenses within anticipated levels; the Company’s ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; the Company’s ability to attract and retain qualified personnel; successful development and introduction of new products; the Company’s ability to successfully integrate acquired businesses and realize the anticipated benefits from such acquisitions; pricing pressures and other competitive factors; industry consolidation; order and shipment uncertainty; changes in customers’ inventory levels and inventory management practices; product defects; intellectual property infringement claims by others and the ability to protect the Company’s intellectual property; competition; litigation; financial community and rating agency perceptions of the Company; exchange rates, changes in laws and regulations, including increased taxes; regulation, economic, credit and capital market conditions; and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed in Part I, Item 1A (Risk Factors) of the Company’s Form 10-K filed with the SEC on February 29, 2008 as well as in the Company’s Form 10-Qs filed since then and reports on Form 8-K that the Company may file from time to time. Forward-looking statements contained in this press release are made only as of the date hereof, and we undertake no obligation to update these disclosures except as may be required by the federal securities laws.

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Our Outlook for 2008 and 2009 adjusted operating income, adjusted operating margin, adjusted pretax profit growth, adjusted non-operating expense, adjusted tax rate, adjusted earnings per diluted share and adjusted EBITDA excludes the impact of charges or write-offs associated with acquisitions, environmental remediation, restructuring, including relocations in connection with our supply chain improvement initiatives, gains or losses upon sale of assets or businesses and other items that we do not expect to be recurring, because we are unable to forecast such items with reasonable predictability and do not include those items in our operating budgets. Although management expects to continue to incur costs for its supply chain initiatives through 2009, management has not developed plans for those initiatives in sufficient detail to estimate the costs to be incurred in those periods and believes those costs do not reflect the ongoing performance of the core business. The Company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges and our inability to forecast charges associated with future transactions and initiatives. However, management believes our Outlook for 2008 and 2009, using the non-GAAP measures indicated, reflects management’s expectation of the performance of the core operations of the company and believes this information is useful to investors to view our operations through the eyes of management.

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